Exhibit 99.1

News Release

M.D.C. HOLDINGS ANNOUNCES EXPANDED CREDIT FACILITY

DENVER, COLORADO, Wednesday, December 29, 2020. M.D.C. Holdings, Inc. (NYSE: MDC), one of the nation’s leading homebuilders, announced an increase in the aggregate commitment and maturity under its unsecured revolving credit facility. MDC increased the aggregate commitment under its existing $1.0 billion unsecured revolving credit facility to $1.2 billion and extended the facility’s maturity of $1.125 billion of the facility commitments to December 18, 2025 with the remaining commitment continuing to terminate on December 18, 2023. The facility permits an increase in the maximum commitment amount to as much as $1.7 billion upon MDC’s request, subject to receipt of additional commitments from existing lenders and, in the case of additional participant lenders, the consent of the co-administrative agents.

A total of ten lenders are participating in the facility with U.S. Bank National Association, as designated agent and co-administrative agent, Citibank, N.A., as co-administrative agent, and Truist Bank (formerly known as SunTrust Bank), Bank of the West and PNC Bank, National Association, as co-syndication agents. The other lenders are Regions Bank, JPMorgan Chase Bank, N.A., UMB Bank, N.A., Texas Capital Bank, National Association and Zions Bancorporation, N.A. (dba Vectra Bank of Colorado).

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 210,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle and Portland. MDC’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact:    Robert N. Martin
    Senior Vice President and Chief Financial Officer
    1-866-424-3395
    IR@mdch.com